EX. 99.28(h)(11)(viii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

ThisAmendmentis made by and between JNL Series Trust (the “Trust”) on behalf of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated May 1, 2010, as amended (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, for the period the Fund invests all of its assets in its corresponding master fund, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust from time to time.

Whereas, the parties have agreed to amend paragraphs 1 and 4 of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Delete paragraph 1 in its entirety and replace it with the following:

1.          The Adviser hereby agrees to waive, for each Fund listed on Schedule A, a portion of its advisory fee for the period the Fund invests all its assets in its corresponding master fund in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees from time to time. The amount waived and so approved by the Board of Trustees shall in no event be less than the amount necessary to have the advisory fee charged be based on services provided that are in addition to and not duplicative of services provided under the advisory contract of its corresponding master fund.

2)	Delete paragraph 4 in its entirety and replace it with the following:

4.          The Agreement shall remain in effect for as long as the Master-Feeder structure is in place unless the Board of Trustees approves the elimination of this Agreement.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2018.
JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO